As filed with the Securities and Exchange Commission on March 8, 2000.

                                              REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-8
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                        ANDREA ELECTRONICS CORPORATION
            (Exact name of registrant as specified in its charter)

               NEW YORK                              11-0482020
   (State or other jurisdiction of        (I.R.S. Employer identification No.)
   incorporation or organization)

                             45 MELVILLE PARK ROAD
                           MELVILLE, NEW YORK  11747
                   (Address of principal executive offices)
                          1991 PERFORMANCE EQUITY PLAN
                           (Full title of the Plan)

                                JOHN N. ANDREA
                  Co-Chairman and Co-Chief Executive Officer
                        Andrea Electronics Corporation
                             45 Melville Park Road
                           Melville, New York  11747
                                (516) 719-1800
          (Name, address and telephone number, including area code,
                            of agent for service)

                               with a copy to:
                             ALAN L. JAKIMO, Esq.
                               Brown & Wood LLP
                            One World Trade Center
                          New York, New York  10048
                                (212) 839-5300

                       CALCULATION OF REGISTRATION FEE

 Title of Securities    Amount to be      Proposed Maximum      Proposed Maximum         Amount of
        to be            Registered           Offering         Aggregate Offering       Registration
     Registered                           Price Per Share/(1)/     Price/(1)/             Fee/ (2)/
----------------------------------------------------------------------------------------------------
  Common Stock          119,000 shares       $14.875               $1,770,125               $470.00
----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(2)  Of this amount, $218 was previously paid.

                            EXPLANATORY NOTE

     Under cover of this Form S-8 is a Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the Securities act of 1933, as amended. The Reoffer Prospectus may be utilized for reofferings and resales of up to 119,000 shares of common stock acquired by the selling shareholders pursuant to the 1991 Performance Equity Plan of Andrea Electronics Corporation.


PART I --INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

  * Information required by Items 1 and 2 of Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PROSPECTUS

                        ANDREA ELECTRONICS CORPORATION
                             45 Melville Park Road
                            Melville, New York 11747

                               119,000 Shares

                                 COMMON STOCK
                          (Par Value $.50 Per Share)


     This Prospectus relates to 119,000 shares of common stock of Andrea Electronics Corporation, a New York corporation, which may be sold from time to time by the selling shareholders named under the caption "Selling Shareholders."

     The common stock is issuable upon the exercise of options granted to the selling shareholders pursuant to our 1991 Performance Equity Plan. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this Prospectus and the related Registration Statement.

     The shares are being registered to permit public secondary trading of them and may be offered and sold from time to time by the selling shareholders. The selling shareholders, or pledgees, donees, transferees, or other successors in interest, may sell the common stock from time to time on the American Stock Exchange, in the over-the-counter market, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. See "Plan of Distribution."

     We can not assure you that the selling shareholders will sell all or any portion of the common stock offered hereby.

     Our principal executive offices are located at 45 Melville Park Road, Melville, New York, 11747. Our telephone number is (516) 719-1800. The closing price of our common stock on the American Stock Exchange on March 7, 2000 was $16.25.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THE "RISK FACTORS" SECTION OF THIS PROSPECTUS. IT BEGINS ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is March 8, 2000.

                               TABLE OF CONTENTS


                    Where You Can Find More Information..   3
                    Incorporated Documents...............   4
                    The Company..........................   5
                    Forward-Looking Statements...........   6
                    Risk Factors.........................   7
                    Use of Proceeds......................  16
                    Selling Shareholders.................  16
                    Plan of Distribution.................  17
                    Legal Matters........................  19
                    Experts..............................  19
                    Additional Information...............  19

                                   __________

You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized any person to provide you with any information that is different. If anyone provides you with different or inconsistent information you should not rely on it. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus.

The information in this Prospectus may not contain all of the information that may be important to you. You should read the entire Prospectus, as well as the documents incorporated by reference in the Prospectus, before making an investment decision. All references to "we", "us", "our", "Andrea" or the "Company" in this Prospectus mean Andrea Electronics Corporation and its subsidiaries.

"Andrea Anti-Noise" is a registered trademark of Andrea. All other trademarks in this Prospectus are the trademarks of their respective owners.

                     WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") using the Commission's EDGAR system. You may inspect these documents and copy information from them at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

     We have filed a registration statement with the Commission relating to the offering of the common stock. The registration statement contains information which is not included in this Prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its Web site.

     We furnish our shareholders with annual reports containing audited financial statements and with such other periodic reports as we from time to time deem appropriate or as may be required by law.

     Our common stock is listed on AMEX under the symbol "AND."

                         INCORPORATED DOCUMENTS

     We have filed the following documents with the Commission. We are incorporating these documents in this Prospectus, and they are a part of this Prospectus.

     (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

     (2) The description of our common stock, par value $.50 per share, contained in (i) our registration statement filed under the Exchange Act of 1934, as amended, No. 1-4324, as declared effective on February 28, 1967, (ii) Article Third of our Restated Certificate of Incorporation filed as Exhibit 3.1 to our Current Report on Form
           8-K dated November 30, 1998 and (iii) any subsequent amendment(s) or report(s) filed for the purpose of updating such description.


     We are also incorporating by reference in this Prospectus all documents which we file pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended after the date of this Prospectus. Such documents are incorporated by reference in this Prospectus and are a part of this Prospectus from the date we file the documents with the Commission.

     If we file with the Commission any document that contains information which is different from the information contained in this Prospectus, you may rely only on the most recent information which we have filed with the Commission.

     We will provide a copy of the documents referred to above without charge if you request the information from us. Requests for such copies should be directed to us at our principal executive offices at Andrea Electronics Corporation, 45 Melville Park Road, Melville, New York, 11747, attention: Secretary at (516) 719-1800.

                                THE COMPANY

         We develop, manufacture and market two lines of voice communications products: our Andrea Anti-Noise line of electronic headsets and handsets; and our recently introduced Andrea DSP Microphone and Software line of digital signal processing microphone array products and related software.

         Our Andrea AntiNoise Products have "near field" noise canceling and noise reducing features for use in headsets and handsets where the user is very near the microphone. Noise cancellation enhances voice-activated computing, computerized speech recognition, and computer and Internet telephony. Noise reduction enhances the quality of sound heard in noisy environments and can also be used as a means of environmental sound control.

         Our Andrea DSP Microphone and Software Products use "far field" digital signal processing technology to provide high quality transmission of voice where the user is at a distance from the microphone. Digital signal processing, also called DSP, converts voice and other audio signals from analog form into digital form and then processes the signals to improve their quality. Applications for these "far field" microphones include voice-activated computing and mobile telephony for automobiles, as well as other settings where speakers need to be free from the constraint of having a microphone tethered to a headset.

     Our strategic objective is to use our expertise in voice-based audio technology to meet the needs of the emerging markets for voice-activated computing applications, including speech recognition programs, Internet telephony, video/audio conferencing, in-vehicle computing, home automation systems, hand-held devices and multiplayer online games, among others. We believe that these markets require enhanced levels of voice intelligibility and sound quality at increasingly cost-effective prices. Our strategy for achieving this objective includes the following elements:

        - maintain and extend our market position with our Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products through our direct sales force, our collaborative partnerships with software publishers and original equipment manufacturers of computers, microprocessors and related equipment, our e-commerce channel and our retail channels, some of which are national or global in their scope of operations;

        - broaden our Andrea Anti-Noise Products and our Andrea DSP Microphone and Software Products through internal research and development and, from time to time, strategic acquisitions;

        - design our products to satisfy specific end-user requirements identified by our collaborative partners; and

        - outsource manufacturing of our Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products in order to achieve economies of scale.

     The success of our strategy will depend on our ability to, among other things, increase sales of our line of existing Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products, introduce additional Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products, maintain the competitiveness of our technologies through increasing levels of research and development, and achieve widespread adoption of our products and technologies. We cannot assure that we will be able to accomplish these objectives.

     Andrea Electronics Corporation was established in 1934. After several decades of manufacturing radios, televisions and high fidelity audio systems, we were engaged primarily in the manufacture of intercom communications products for military and industrial use. We introduced our first Andrea Anti-Noise microphone products in 1995. Since that time, sales of our Andrea Anti-Noise Products have become our largest source of revenue, and our sales of intercom products have declined. We are currently seeking to apply our knowledge of the military and industrial markets to develop applications of our Andrea DSP Microphone and Software Products for those markets, but we cannot assure that these efforts will succeed and we do not expect material revenues from new military and industrial products during the year 2000.

                           FORWARD-LOOKING STATEMENTS

     We make certain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, throughout this Prospectus and in the documents we incorporate by reference into this Prospectus. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations, estimates and projections about our business and industry, our beliefs and certain assumptions made by our management. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties including economic, competitive, governmental, technological and other factors which may affect our business and prospects. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Important factors which could cause our actual results to differ materially from the forward-looking statements in this Prospectus include, but are not limited to, those identified in this Prospectus under "Risk Factors" and those described in Management's Discussion and Analysis of Financial Conditions and Results of Operations in our Form 10-K for the fiscal year ended December 31, 1999 and in any other filings which are incorporated by reference in this Prospectus.

     You should read this Prospectus and the documents that we incorporate by reference into this Prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation will change in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                               RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully, along with other factors, the following risks and should consult with your own legal, tax and financial advisors.

OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATION

     Our results of operations have historically been and are subject to continued substantial annual and quarterly fluctuations. The causes of these fluctuations include, among other things:

- the volume of sales of our products under our collaborative marketing arrangements;

- the cost of development of our products under our collaborative development arrangements;

-    the mix of products we sell;

-    the mix of distribution channels we use;

-    the timing of our new product releases and those of our competitors;

- fluctuations in the computer and communications hardware and software marketplace; and

-    general economic conditions.

     We cannot assure that the level of sales and gross profit, if any, that we achieve in any particular fiscal period will not be significantly lower than in other fiscal periods. Our revenues for the year ended December 31, 1999 were approximately $17.1 million compared to approximately $21.3 million in calendar 1998. For the year ended December 31, 1999, we had a net loss of approximately $7.1 million versus a net loss of $6.4 million for the year ended December 31, 1998. For the fourth quarter ended December 31, 1999, our revenues were approximately $3.8 million versus $7.1 million in the same period in 1998. For the fourth quarter of 1999, we had a net loss of approximately $2.0 million compared to net loss of approximately $3.3 million in the same period in 1998.

     While we are examining opportunities for cost-reduction, production efficiencies and further diversification of our business, we may continue to accumulate losses and the market price of our common stock could decline. In order to remain competitive, we intend to continue to incur substantial research and development, marketing and general and administrative expenses. These expenses may not be necessarily or easily reduced if sales revenue is below expectations and, therefore, net income or loss may be disproportionately affected by any reduction in sales revenue. Accordingly, we believe that period-to-period comparisons of our results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE

     The market price of our common stock has historically been highly volatile and could be subject to wide fluctuations in response to quarterly and annual variations in our results of operations, losses of significant customers, announcements of technological innovations or new products by us or our competitors, changes in the outlook of our industry, our company and our competitors by securities analysts, or other events or factors, including the risk factors described in this Report. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies.


MEETING OUR FUTURE CAPITAL NEEDS MAY ADVERSELY AFFECT OUR BUSINESS AND BE DILUTIVE TO EXISTING SHAREHOLDERS

Our future capital requirements will depend on numerous factors, including:

- the costs associated with developing, manufacturing and commercializing our products;

- maintaining existing, or entering into future, collaborative development, collaborative marketing and distribution agreements;

-    protecting intellectual property rights; and

- expanding facilities and consummating possible future acquisitions of technologies, products or businesses.

     From time to time during the past several years, we have raised additional capital from external sources. We may continue to have to raise additional capital from external sources. These sources may include private or public financings through the issuance of debt, convertible debt or equity, or collaborative arrangements. We cannot assure that additional capital will be available on favorable terms, if at all. If adequate funds are not available, we may be required to significantly reduce or refocus our operations or to obtain funds through arrangements that may require us to relinquish rights to certain of our products, technologies or potential markets, which would have a material adverse effect on our business, results of operations and financial condition. To the extent that additional capital is raised through the sale of equity, the issuance of such securities would result in ownership dilution to our existing stockholders. In June 1999, we sold $7.5 million of Series B Convertible Preferred Stock and a related warrant for 75,000 shares of our common stock and, under certain conditions, we have the right to sell up to an additional $7.5 million of Series B Convertible Preferred Stock and warrants for up to 75,000 shares of our common stock. We cannot assure that such conditions will be satisfied or, if they are, that we will sell any additional Series B Convertible Preferred Stock or warrants.

SHARES ELIGIBLE FOR FUTURE SALE MAY HAVE AN ADVERSE EFFECT ON MARKET PRICE; YOU MAY EXPERIENCE SUBSTANTIAL DILUTION

     Sales of a substantial number of shares of our common stock in the public market could have the effect of depressing the prevailing market price of our common stock. Of the 25,000,000 shares of common stock presently authorized, 13,313,788 were outstanding as of March 3, 2000. This does not include (i) 4,581,750 shares of our common stock reserved for issuance upon exercise of outstanding options granted under our 1991 Performance Equity Plan and 1998 Stock Plan and shares of our common stock reserved for further option grants under the 1998 Stock Plan and (ii) 2,209,771 shares of common stock reserved for issuance upon conversion of the Series B Convertible Preferred Stock and exercise of the related warrant. To the extent that Series B Convertible Preferred Stock is converted, the related warrant is exercised, such options are exercised or we issue additional shares of capital stock, the ownership interests of holders of common stock would be diluted.

     We have 500 shares of Series B Convertible Preferred Stock and a warrant for 75,000 shares of common stock outstanding and, subject to certain conditions and limitations, we have the right during the six month period beginning March 14, 2000 to sell to the current holder of Series B Convertible Preferred Stock up to an additional 750 shares of Series B Convertible Preferred Stock and a warrant for up to an additional 75,000 shares of common stock. The number of shares of common stock issuable upon the conversion of the Series B Convertible Preferred Stock depends on the prices of the common stock as quoted on the American Stock Exchange shortly before the date of conversion. We cannot predict the price of the common stock in the future. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock will increase and the holders of common stock would experience substantial dilution of their investment. On February 25, 2000, 250 shares of the Series B Convertible Preferred Stock were converted into 371,909 shares of common stock.

     In addition, in May 1998, we issued 1,800,000 shares of common stock as part of the consideration for our acquisition of Lamar Signal Processing, Ltd., of which 1,200,000 shares of common stock are subject to trading restrictions that expire with respect to 600,000 shares in May 2000 and 600,000 in May 2001. As the restrictions expire, the shares are subject to demand and piggyback registration rights.

WE MUST INCREASE SALES AND PROFITABILITY OF OUR PRODUCTS AND COMMERCIALIZE NEW PRODUCTS

     Our business, results of operations and financial condition depend on successful commercialization of our Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products. Sales of the initial Andrea Anti-Noise Products began in 1995, and since 1995 we have been expanding the number of products in this line. The success of these products is subject to the risks frequently encountered by companies in an early stage of product commercialization, particularly companies in the computing and communications industries. To achieve increased sales and profitability, we must, among other things:

- increase market acceptance of our Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products;

- respond effectively to competitive pressures with the timely introduction of new Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products; and

-    successfully market and support these products.

     We cannot assure that we will achieve or sustain significant sales or profitability of our Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products. Failure to do so would have a material adverse effect on our business, results of operations and financial condition.


WE FACE INTENSE COMPETITION

     The markets in which we sell our Andrea Anti-Noise Products, Andrea DSP Microphone and Software Products and Aircraft Communications Products are highly competitive. Competition in the markets for our Andrea Anti-Noise Products, Andrea DSP Microphone and Software Products and Aircraft Communications Products is based on:

-    varying combinations of product features;

-    quality and reliability of performance;

-    price;

-    marketing and technical support;

-    ease of use;

- compatibility with evolving industry standards and other systems and equipment;

-    brand recognition; and

-    development of new products and enhancements.

Most of our current and potential competitors have significantly greater financial, technology development, marketing, technical support and other resources than we do. Consequently, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, marketing, and sale of their products than we can. We cannot assure that one or more of these competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     In the markets for our Aircraft Communications Products, we often compete with major defense electronics corporations as well as smaller manufacturing firms which specialize in supplying products and technologies for specific military initiatives. Our performance in this market is further subject to several factors, including:

-    dependence on government appropriations;

-    the time required for design and development;

-    the complexity of product design;

-    the rapidity with which product designs and technology become obsolete;

-    the intense competition for available business; and

-    the acceptability of manufacturing contracts by government administrators.

We believe that our ability to compete successfully will depend upon our capability to:

-    develop and maintain advanced technology;

-    develop proprietary products;

-    attract and retain qualified personnel;

- obtain patent or other proprietary protection for our products and technologies; and

- develop, manufacture, assemble and successfully market products, either alone, in collaboration or with other parties.

     We cannot assure that we will be able to compete successfully, and failure to do so would have a material adverse effect on our business, results of operations and financial condition.


WE MAY BE UNABLE TO OBTAIN MARKET ACCEPTANCE OF OUR VOICE INTERFACE AND INTERNET COMMUNICATIONS PRODUCTS

     We and our competitors are focused on developing and commercializing products and technologies that enhance the use of voice, particularly in noisy environments, for a broad range of computer and communications applications. The markets for these products and technologies have only recently begun to develop, are rapidly evolving, are characterized by a number of competitors, and are subject to a high level of uncertainty. Broad market acceptance of these products and technologies is critical to our success and ability to generate revenues. We cannot assure that we, or our industry in general, will be successful in obtaining market acceptance of products and technologies. Failure to do so would have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO DEVELOP AND SUCCESSFULLY INTRODUCE NEW PRODUCTS AND TECHNOLOGIES

    The markets for our products are characterized by rapidly changing technology, and the introduction of products incorporating new technologies could render our products obsolete and unmarketable and could exert price pressures on existing products. In particular, we are currently engaged in the development and commercialization of our Andrea DSP Microphone and Software Products and related DSP technolgies for the voice, speech and natural language interface markets. As part of this effort, we have established our Andrea Digital Technologies subsidiary in the United States and have acquired Lamar Signal Processing Ltd., in Israel. We cannot assure that we will succeed in developing these new DSP products and technologies, or that any such new DSP products or technologies will gain market acceptance. Further, the markets for our products and technologies are characterized by evolving industry standards and specifications that may require us to devote substantial time and expense to adapt our products and technologies. We cannot assure that we will successfully anticipate and adapt in a cost effective and timely manner to changes in technology and industry standards, develop, introduce and gain market acceptance of new and enhanced products and technologies, as well as additional applications for existing products and technologies, or that the introduction of new products or technologies by others will not render our products and technologies obsolete. Our failure to develop new and enhanced products and technologies would have a material adverse effect on our business, results of operations and financial condition.


OUR SUCCESS IS HIGHLY DEPENDENT ON OUR COLLABORATIVE MARKETING ARRANGEMENTS

     We have entered into several collaborative and distribution arrangements with software publishers and computer hardware manufacturers relating to the marketing and sale of Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products. Under these collaborative arrangements, our products are or will be sold to end users through inclusion of the products of our collaborators. The revenue derived by us from these arrangements will be based in large part upon the sale of our collaborator's products. Our success will therefore be dependent to a substantial degree on the efforts of these collaborators in marketing existing products and new products under development with which to include our products and technologies. We cannot assure that any product of any of our collaborators incorporating our products and technologies will be marketed successfully. Our collaborators generally are not contractually obligated to any minimum level of sales of our products or technologies. Furthermore, our collaborators may develop their own microphone or earphone products or technologies that compete with our products and technologies. We cannot assure that these collaborators will not replace our products or technologies with, or give higher priority to, the sales of these competitive products or technologies. We have also established direct arrangements with large electronic and computer retail chains in the United States, as well as with certain distributors in Europe and the Americas. We cannot assure that any of these channels will devote sufficient resources to support the sale of our products. We are also currently discussing additional arrangements with other software companies, several major personal computer companies, consumer electronic manufacturers, and electronic and computer retailers. We cannot assure that any of these discussions will result in any definitive agreements.


WE DEPEND ON A SINGLE CUSTOMER FOR A SUBSTANTIAL PORTION OF OUR SALES

     We are substantially dependent on our product procurement relationship with IBM. During the years ended December 31, 1997, 1998 and 1999, IBM and certain of IBM's affiliates, distributors, licensees and integrators accounted for 56%, 61% and 49%, respectively, of our sales revenue. While we are a party to a procurement agreement with IBM covering the purchase by IBM of certain of our Andrea Anti-Noise microphone and earphone products for inclusion with certain of IBM's personal computer products, IBM is not obligated to purchase these products and is free to purchase microphone and earphone products and technologies from our competitors. Our failure to maintain sales of Andrea Anti-Noise Products to IBM would have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO MAINTAIN NEEDED CONTRACT MANUFACTURING

     We conduct assembly operations at our facility in New York and through subcontractors. During initial production runs of Andrea Anti-Noise Products, we perform assembly operations at our New York facility from purchased components. As sales of any particular Andrea Anti-Noise Product increase, assembly operations are primarily transferred to a subcontractor in Asia. Any failure on the part of this subcontractor to meet our production and shipment schedules could have a material adverse effect on our business, results of operations and financial condition.

     Most of the components for the Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products are available from several sources and are not characteristically in short supply. However, certain specialized components for the Andrea AntiNoise Products and Andrea DSP Microphone and Software Products, such as microphones and DSP boards, are available from a limited number of suppliers and subject to long lead times. While we have, to date, been able to obtain sufficient supplies of these more specialized components, we cannot assure that we will continue to be able to do so. Shortages of, or interruptions in, the supply of these more specialized components could have a material adverse effect on our sales of Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products.

     We assemble our Aircraft Communications Products at our New York facility from purchased components. Certain highly specialized components for our Aircraft Communcations Products sold for military and industrial use have limited sources of supply, the availability of which can affect certain of our projects. While we do not believe that our results of operations have been, or will be, materially affected if such components are unavailable, we cannot assure that this will continue to be the case.


WE RELY ON PATENTS AND PROPRIETARY RIGHTS THAT MAY FAIL TO PROTECT OUR BUSINESS

     We rely on a combination of patents, patent applications, trade secrets, copyrights, trademarks, nondisclosure agreements with our employees, licensees and potential licensees, limited access to and dissemination of our proprietary information, and other measures to protect our intellectual property and proprietary rights. We cannot assure, however, that the steps we have taken to protect our intellectual property will prevent its misappropriation or circumvention.

     We have been granted 16 patents in the United States covering our Andrea Anti-Noise and Andrea DSP Microphone and Software Products, and we have other U.S. and non-U.S. patent applications currently pending. We cannot assure that patents will be issued with respect to these applications or any patent applications filed by us in the future.

     Numerous patents have been granted in the fields of noise cancellation, noise reduction, digital signal processing, computer voice recognition and related subject matter. We expect that products in these fields will increasingly be subject to claims under these patents as the numbers of products and competitors in these fields grow and the functionality of products overlap. Moreover, the laws of other countries do not protect our proprietary rights to our technologies to the same extent as the laws of the United States.

     We cannot assure:

- that any patents issued to us will provide us with competitive advantages or will not be infringed, challenged, invalidated, or circumvented by others;

- that the patents or proprietary rights of others will not have an adverse effect on our ability to do business;

- that we will be able to obtain licenses to patents of others, if needed, on acceptable terms or at all; or

- that we will be able to develop additional patentable technology that may be needed to successfully commercialize our existing technologies.

WE ARE SUBJECT TO LITIGATION RELATING TO OUR BUSINESS

    From time to time to we are subject to litigation incidental to our business. For example, we are subject to the risk of adverse claims, interference proceedings before the U.S. Patent and Trademark Office, oppositions to patent applications outside the United States, and litigation alleging infringement of the proprietary rights of others. Litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in our favor.

         On November 17, 1998 a complaint was filed against us in the U.S. District Court for the Eastern District of New York by NCT Group, Inc. ("NCT"; formerly Noise Cancellation Technologies, Inc.) and NCT Hearing Products, Inc., one of NCT's subsidiaries. The complaint involves two of Andrea's patents, U.S. Patent No. 5,732,143 and U.S. Patent No. 5,825,897. These patents relate to certain active noise reduction technology that is particularly applicable to aircraft passenger headphones. Andrea does not currently derive any sales or licensing revenue from aircraft passenger headphones. The complaint requests a declaration that these two patents are invalid and unenforceable and that NCT's products do not infringe upon these two patents. The complaint alleges that Andrea has engaged in unfair competition by misrepresenting the scope of the two patents, tortuously interfering with prospective contractual rights between NCT and its existing and potential customers, making false and disparaging statements about NCT and its products, and falsely advertising Andrea's ANR products. The complaint seeks to enjoin Andrea from engaging in these alleged activities and seeks compensatory damages of not less than $5 million, punitive damages of not less than $50 million and plaintiffs' costs and attorneys' fees. On December 30, 1998, we filed and served an answer to the NCT complaint, denying the allegations and asserting affirmative defenses and counterclaims. Our counterclaims allege that NCT has infringed U.S. Patents Nos. 5,732,143 and 5,825,897, and that NCT has engaged in trademark infringement, false designation of origin, and unfair competition. The counterclaims also allege that NCT's patent infringement has been and is willful. The counterclaims seek injunctive relief with respect to the allegations of patent infringement, trademark infringement, false designation of origin and unfair competition. We are also seeking exemplary and punitive damages, prejudgment interest on all damages, costs, reasonable attorneys' fees and expenses. During the second half of 1999, both NCT and Andrea submitted briefs to the Court on whether to have an early hearing on the meaning of the claims in the two Andrea patents. This type of hearing is called a "Markman Hearing". We anticipate that the Court will issue a decision on this question by the middle of 2000, but we cannot assure this. We and NCT are proceeding with discovery, including document production and depositions. If this suit is ultimately resolved in favor of NCT, we could be materially adversely effected. We believe, however, that NCT's allegations are without merit and we intend to vigorously defend Andrea and to assert against NCT the claims described above.

         On March 11, 1999, we were notified about a claim filed with the New York State Environmental Protection and Spill Compensation Fund (the "Fund") by the owners (Mark J. Mergler and Ann Mergler, the "Claimants") of property adjoining our former Long Island City facility. This claim alleges property damages arising from petroleum migrating from our former facility and was purportedly detected in the basement of the Claimants' property. In their claim to the Fund, the Claimants alleged that their property has been damaged and that they have incurred remedial costs. In the event the Fund honors this claim in whole or in part, we may be liable to reimburse the Fund. The New
York State Department of Environmental Conservation has asserted a demand that we investigate and remediate the discharge of petroleum from a fuel oil storage tank at our former Long Island City facility, and determine whether the petroleum discharge has migrated to the Claimants' adjoining property. We engaged environmental consultants to investigate the discharge from the fuel oil storage tank and we are currently funding remediation work. We denied, however, the allegations that any petroleum discharge has migrated to the Claimants' property and objected to the claim made by the Claimants to the Fund. On September 2, 1999, a civil action related to this matter was commenced in the Nassau County Supreme Court by Mark J. Mergler and Ann Mergler. The plaintiffs allege that the fuel oil released from the heating system of our former facility has migrated beneath and onto the neighboring property causing an excess of $1,000,000 in direct and consequential damages. The plaintiffs' allegations against us include, negligence, nuisance and strict liability under the New York State Navigation Law. We have submitted an answer denying the allegations and all liability relating to the alleged property damage. This lawsuit is at an early stage and we are unable to evaluate the likelihood of an unfavorable outcome or estimate the amount or range of potential loss, if any.


OUR INTERNATIONAL OPERATIONS MAY BE SUBJECT TO CERTAIN RISKS

     We have been seeking to increase our sales to regions outside the United States, particularly in Europe and certain areas in the Americas and Asia. For the year ended December 31, 1999, sales to customers outside the United States accounted for approximately 35% of our sales revenue. International sales and operations are subject to a number of risks, including:

-    trade restrictions in the form of license requirements;

-    restrictions on exports and imports and other government controls;

-    changes in tariffs and taxes;

- difficulties in staffing and managing international operations; problems in establishing or managing distributor relationships;

-    general economic conditions; and

-    political and economic instability or conflict.

     To date, we have invoiced our international sales in U.S dollars, and have not engaged in any foreign exchange or hedging transactions. We cannot assure that this will continue to be the case. If we are required to invoice any material amount of international sales in non-U.S. currencies, fluctuations in the value of non-U.S. currencies relative to the U.S. dollar may adversely affect our business, results of operations and financial condition or require us to incur hedging costs to counter such fluctuations.

QUALIFIED MANAGERIAL AND TECHNICAL PERSONNEL ARE SCARCE IN OUR INDUSTRY

     Our performance is substantially dependent on the performance of our executive officers and key employees. We are dependent on our ability to retain and motivate high quality personnel, especially management and product and technology development teams. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, results of operations and financial condition. Our future success also depends on our continuing ability to attract and retain additional highly qualified technical personnel. Competition for qualified personnel is intense and we cannot assure that we will be able to attract, assimilate or retain qualified personnel in the future. Our inability to attract and retain the necessary technical and other personnel could have a material adverse effect on our business, results of operations and financial condition.


ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND NEW YORK LAW MAY ADVERSELY AFFECT OUR SHAREHOLDERS

     The New York Business Corporation Law, our Certificate of Incorporation and our Series A Junior Participating Preferred Stock each contain certain provisions which may, in effect, deter, or make difficult, a change in control, merger or other acquisition of Andrea. For example, our Board of Directors may issue up to 4,974,250 shares of preferred stock without any stockholder vote or action. The preferred stock could have voting, liquidation, dividend and other rights superior to those of our common stock, and, therefore, any issuance of preferred stock could adversely affect the rights of holders of our common stock.


WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS ON OUR COMMON STOCK

     We have not paid any cash dividends on our common stock and do not expect to pay any cash dividends on our common stock in the foreseeable future.

                               USE OF PROCEEDS

    All of the shares of common stock offered hereby are being offered for the account of the selling shareholders. We will not receive any proceeds from the sale by the selling shareholders of the common stock hereunder.


                             SELLING SHAREHOLDERS

     The following table sets forth as of March 3, 2000 the name of each selling shareholder, the nature of his position, office or other material relationship to Andrea and the number of shares of common stock which such selling shareholder (1) owned of record, (2) acquired or may acquire pursuant to the exercise of previously granted options under the 1991 Performance Equity Plan and is offering to sell pursuant to this Prospectus, and (3) the amount of common stock to be owned by such selling stockholder assuming the exercise of such options and the sale of such shares.


                                                        Acquired Pursuant to
                                                        the 1991 Performance       Stock to be
  Name and Relationship to            Owned as of         Equity Plan and          Owned After
Andrea Electronics Corporation      March 3, 2000          Offered Hereby       Exercise and Sale
----------------------------------------------------------------------------------------------------
Patrick D. Pilch(1)                   138,650                  50,000                  88,650
  Senior Vice President of
  Strategy and Director


Gary A. Jones(2)                       86,500                  69,000                  17,500
  Director



(1) Includes (i) 1,150 shares owned by Mr. Pilch's minor children and (ii) 137,500 shares issuable upon the exercise of options which are currently exercisable and exercisable within 60 days from the date hereof. Does not include 112,500 shares issuable upon exercise of options that are not currently exercisable and would not be exercisable within 60 days from the date hereof.

(2) Includes 86,500 shares issuable upon the exercise of options which are currently exercisable and exercisable within 60 days from the date hereof. Does not include 42,500 shares issuable upon exercise of options that are not currently exercisable or exercisable within 60 days from the date hereof.

                             PLAN OF DISTRIBUTION

     The selling shareholders, or pledgees, donees, transferees, or other successors in interest, may sell the common stock from time to time on the American Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The common stock may be sold by the selling shareholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

     (c) an exchange distribution in accordance with the rules of such exchange;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

     (e)   privately negotiated transactions;

     (f)   short sales;

     (g)   through the writing of options on the shares;

     (h) one or more underwritten offerings on a firm commitment or best efforts basis; and

     (i)   any combination of such methods of sale.

     The selling shareholders may also transfer shares by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the common stock.

     In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in the American Stock Exchange at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether such shares are covered by this prospectus.

     From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling shareholder's shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell short our common stock, and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act of 1933, as amended, the aggregate amount of selling shareholders' shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders' shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders and any broker-dealers that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the common stock sold by them may be deemed be underwriting discounts and commissions.

     A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling shareholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling shareholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

     The selling shareholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of the selling shareholders or any other such person. The foregoing may affect the marketability of the shares.

     We can not assure you that the selling shareholders will sell all or any portion of the common stock offered hereby.

     We will pay all expenses in connection with this offering and will not receive any proceeds from sales of any common stock by the selling shareholders.

                               LEGAL MATTERS

     Legal matters with respect to our common stock being offered hereby have been passed upon for us by our counsel, Brown & Wood LLP, New York, New York.


                                   EXPERTS

     The consolidated financial statements and schedules of the Company included in our Form 10-K and incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                            ADDITIONAL INFORMATION

     As of March 3, 2000, our authorized capital stock totaled 30,000,000 shares, consisting of:

     (1) 25,000,000 shares of common stock, par value $.50 per share, of which 13,313,788 shares were issued and outstanding; and

     (2) 5,000,000 shares of preferred stock, par value $.01 per share, of which (A) 25,000 shares were designated Series A Junior
          Participating Preferred Stock, none of which were issued and outstanding, (B) 1,500 shares were designated as Series B Convertible Preferred Stock, of which 750 shares were issued and outstanding, and (C) 4,973,500 shares of preferred stock which have not been designated.

     Of the 13,313,788 shares of common stock outstanding on March 3, 2000, this amount does not include (i) 4,581,750 shares of our common stock reserved for issuance upon exercise of outstanding options granted under our 1991 Performance Equity Plan and 1998 Stock Plan and shares of our common stock reserved for further option grants under the 1998 Stock Plan and (ii) 2,209,771 shares of common stock reserved for issuance upon conversion of the Series B Convertible Preferred Stock and exercise of the related warrant.

     Further information concerning our common stock may be found in the documents incorporated by reference above.

PART II--INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement and are deemed to be a part hereof from the date of filing such documents by the Registrant:

     (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

     (2) The description of the Registrant's common stock, par value $.50 per share, contained in (i) the Registrant's registration statement filed under the Exchange Act of 1934, as amended, No. 1-4324, as declared effective on February 28, 1967, (ii) Article Third of the Registrant's Restated Certificate of Incorporation filed as
           Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated November 30, 1998 and (iii) any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 722 of the Business Corporation Law of the State of New York empowers a New York corporation to indemnify any person made, or threatened to be made, a party to any action or proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that such person, such person's testator or such person's intestate is or was a director or officer of the corporation, or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such person acted in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise, not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise not opposed to, the best interests of the corporation, or had reasonable cause to believe that such person's conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section 722 empowers a corporation to indemnify any person made or threatened to be made a party to any action in any of the capacities set forth above against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by such person in connection with the defense or settlement of such action or an appeal therein, if such person acted in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise, not opposed to, the best interests of the corporation, except that indemnification is not permitted in respect of (1) a threatened action or pending action which is settled or otherwise disposed of or (2) any claim, issue, or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Section 723 provides that a New York corporation is required to indemnify a person who has been successful, on the merits or otherwise, in the defense of an action described in Section 722.

     Section 721 provides that indemnification provided for by Section 722 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated.

     The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by Section 402(b) of the Business Corporation Law of the State of New York. In addition, the By-Laws of the Company provide in substance that, to the fullest extent permitted by New York law, each director and officer shall be indemnified by the Company against reasonable expenses, including attorneys' fees, and any liabilities which such officer may incur in connection with any action to which such officer may be made a party by reason of being or having been a director or officer of the Company. The indemnification provided by the Company's By-Laws is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.


ITEM 8.  EXHIBITS.

A.  Exhibits

Exhibit
Number         Description
--------       -----------

4*        1991 Performance Equity Plan of the Registrant

5         Opinion of Counsel

23.1      Consent of Arthur Andersen LLP

23.2      Consent of Counsel (contained in Exhibit 5)

24 Power of Attorney relating to subsequent amendments (contained in signature page)

______________

  * Incorporated by reference to Exhibit 4 of the Registrant's Registration Statement on Form S-8, No. 333-45421, filed February 2, 1998

B.   Financial Statements & Schedules

     All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission either are not required under the related instructions or the information required to be included therein has been included in the financial statements of the Company.


ITEM 9.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Melville, State of New York on the 7th day of March, 2000.

                                   ANDREA ELECTRONICS CORPORATION

                                   By: /s/ John N. Andrea
                                       ---------------------------------
                                       Co-Chairman and Co-Chief
                                       Executive Officer



                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under "SIGNATURES" constitutes and appoints , John N. Andrea, Douglas J. Andrea, Christopher P. Sauvigne and Richard A Maue, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/Frank A.D. Andrea, Jr.    Chairman Emeritus of the Board    March 7, 2000
-------------------------      and Director
  Frank A.D. Andrea, Jr.

/s/John N. Andrea            Co-Chairman, Co-Chief Executive   March 7, 2000
-------------------------      Officer and Director
  John N. Andrea

/s/Douglas J. Andrea         Co-Chairman, Co-Chief Executive   March 7, 2000
-------------------------      Officer and Director
  Douglas J. Andrea

/s/Christopher P. Sauvigne   President and Chief Operating     March 7, 2000
-------------------------      Officer
  Christopher P. Sauvigne

/s/Patrick D. Pilch          Senior Vice President, Director   March 7, 2000
-------------------------
  Patrick D. Pilch

/s/Richard A. Maue           Senior Vice President,            March 7, 2000
-------------------------      Chief Financial and Chief
  Richard A. Maue              Accounting Officer

/s/Christopher Dorney        Director                          March 7, 2000
-------------------------
  Christopher Dorney

/s/Gary A. Jones             Director                          March 7, 2000
-------------------------
  Gary A. Jones

/s/Scott Koondel             Director                          March 7, 2000
-------------------------
  Scott Koondel

/s/Paul M. Morris            Director                          March 7, 2000
-------------------------
  Paul M. Morris

/s/Jack Lahav                Director                          March 7, 2000
-------------------------
  Jack Lahav

/s/John Larkin               Director                          March 7, 2000
-------------------------
  John Larkin

                                EXHIBIT INDEX
                    (Pursuant to Item 601 of Regulation S-K)

Exhibit
Number                     Description
--------                   -----------

4*      1991 Performance Equity Plan of the Registrant

5       Opinion of Counsel

23.1    Consent of Arthur Andersen LLP

23.2    Consent of Counsel (contained in Exhibit 5)

24 Power of Attorney relating to subsequent amendments (contained in signature page)

_____________

  * Incorporated by reference to Exhibit 4 of the Registrant's Registration Statement on Form S-8, No. 333-45421, filed February 2, 1998.